Exhibit 10.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Effective February 1, 2011)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 1st of February, 2011 (the “Effective Date”) by and between Pacific Office Management, Inc., a Delaware corporation (“POMI” or the “Company,” as may be applicable), Pacific Office Properties Trust, Inc., a Maryland corporation (“POPT”), Pacific Office Properties, L.P., a Delaware limited partnership (the “OP”) and James R. Ingebritsen (the “Executive”).

WHEREAS, POPT, the OP and the Executive previously entered into that certain Amendment, Assignment and Assumption Agreement dated as of January 3, 2011 (the “Assignment and Assumption Agreement”), under which POPT assigned, and the OP assumed, certain rights and obligations under this Agreement, and this Agreement was amended in certain respects;

WHEREAS, the Assignment and Assumption Agreement has been terminated in its entirety, retroactive to its effective date;

WHEREAS, POPT will become an internally-advised real estate investment trust and POMI will become a wholly-owned subsidiary of the OP (the “Internalization”);

WHEREAS, POMI has determined it to be in its best interests to secure the continued employment of the Executive and to enter into this Agreement pertaining to the continued employment of the Executive upon and following the Effective Date (as defined above);

WHEREAS, the Executive desires to continue to be so employed; and

WHEREAS, this Agreement shall become effective as of the Effective Date;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) The term “Change in Control” shall mean any of the following:

(i) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of (50%) or more of the combined voting power of the then outstanding voting securities of POPT;

(ii) Within any twelve (12) month period, the individuals who are members of the POPT Board at the beginning of such period cease for any reason to constitute a majority of the POPT Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the POPT Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) Approval by the stockholders of POPT of: (A) a merger or consolidation if the POPT stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of POPT outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of 50% or more of the total assets of POPT.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to occur if any of the foregoing transactions occurs with a subsidiary or affiliate of POPT and (ii) the Internalization does not constitute a Change in Control.

(b) The term “Change in Control Event” shall mean a Resignation for Good Reason by the Executive occurring within thirty (30) days prior to, or One Hundred Eighty (180) days after a Change in Control.

(c) The term “Company” means POMI.

(d) The term “Date of Termination” means the date upon which the Executive’s employment with the Company ceases, as specified in a notice of termination pursuant to Section 9 hereof, or if termination of employment is due to the Executive’s death, such date of death.

(e) The term “Disability” refers to the Executive’s inability, as a result of physical, mental or psychological incapacity or impairment, to substantially perform his duties for a period of either six (6) consecutive months or one hundred fifty (150) business days within a twelve (12) consecutive month period.

(f) The term “Resignation for Good Reason” means termination of employment by the Executive upon the occurrence of any one or more of the following events, absent the Executive’s prior written consent to such event:  (i) the removal of the Executive from, or the failure to re-elect the Executive to, or the requirement to share with another person, the office of President and Chief Executive Officer of the Company or POPT, (ii) the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with the Executive’s position or that materially expand his duties, responsibilities or reporting requirements, (iii) a material reduction in the Company Salary or the Annual Performance Bonus opportunities, (iv) a material breach of this Agreement by the Company, (v) a change in the Executive’s work location to a new location that is more than fifty (50) miles from the current corporate office where the Executive works, or (vi) the Company’s intentional direction of the Executive to engage in unlawful conduct notwithstanding the Executive’s timely objection; provided, however, that in order for the Executive to terminate his employment for Good Reason pursuant to this Agreement, the Executive must give the Company written notice of the existence of any condition set forth above within ninety (90) days of such initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure such condition, if curable.  If, during such thirty (30) day period, the Company cures the condition giving rise to grounds for Resignation for Good Reason, no benefits shall be due under Section 7(a) of this Agreement with respect to such occurrence.  If, during such thirty (30) day period, the Company fails or refuses to cure the condition giving rise to such grounds for Resignation for Good Reason, the Executive shall be entitled to benefits under Section 7(a) of this Agreement upon such termination.  The date of Resignation for Good Reason shall be the thirtieth (30th) day after the date that the Executive gave notice of the existence of a condition that constitutes Resignation for Good Reason under this section, if it has not been cured.

(g) [Intentionally omitted]

(h) The term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Company that is not a Termination for Cause; or (ii) by Resignation for Good Reason.

(i) The term “Pro Rata Bonus” means a payment equal to the most recently paid Annual Performance Bonus pro rated on a per diem basis (the number of days employed during the applicable calendar year divided by 365).

(j) The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Executive with the Company and POPT because of (i) the Executive’s willful or repeated failure to perform or substantially perform his reasonable and customary duties under this Agreement, or the Executive’s material breach of his reasonable and customary obligations under this Agreement, including the restrictive covenants included herein, which failure or refusal is not cured, if curable, within thirty (30) days after written notice thereof is given to the Executive, (ii) habitual substance abuse by the Executive, (iii) the Executive’s commission of an act that disqualifies him (under any applicable Company document or law) from serving as an officer or director of either the Company or POPT, (iv) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, or moral turpitude, or (v) it is determined by the Board of Directors, after providing the Executive with specific charges and an opportunity to respond thereto, that the Executive has committed serious misconduct through conducting himself in an unethical, illegal or fraudulent manner, such as theft or misappropriation of Company’s assets or engaging in unlawful discriminatory or harassing conduct.

(k) The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(c) of this Agreement.

2. Term.  The term of this Agreement shall be a period commencing on the Effective Date and ending on March 29, 2012 (the “Term”), subject to earlier termination as provided herein.

3. Employment; Directorships.  The Executive is hereby employed as the President and Chief Executive Officer of POMI, reporting to POMI’s board of directors and is hereby appointed as President and Chief Executive Officer of POPT, reporting to POPT’s board of directors (the “Board”). The Executive shall be slated for election to a three-year term as a Class II director of the Board at POPT’s annual meeting of stockholders in May 2010.  The Executive shall also render services to any subsidiary or subsidiaries of POPT as requested by the Company from time to time consistent with his executive position and experience and with the terms of this Agreement.  The Company shall provide the Executive with an office and administrative support commensurate with its other senior executives.  The Executive shall devote his best efforts and full time and attention to the business and affairs of the Company and its subsidiaries to the extent necessary to discharge his responsibilities hereunder.

4. Compensation.

(a) Base Salary.  The Company agrees to pay the Executive during the Term a base salary (the “Company Salary”), the annualized amount of which shall be $375,000.  The Company Salary may be adjusted upwards annually based on the Executive’s performance after review by the Board Compensation Committee (the “Committee”).  The Company Salary shall be paid pursuant to the normal payroll practices of the Company and shall be subject to customary tax withholding.  If and to the extent that any other entities directly or indirectly controlled by the Company or POPT pay salary or other amounts or provide benefits to the Executive that the Company is otherwise obligated to pay or to provide to the Executive under this Agreement, the Company’s obligations to the Executive shall be reduced accordingly on a dollar for dollar basis.  Any amounts paid by any entity other than the Company shall be subject to all customary tax withholdings at that entity level.

(b) Annual Performance Bonus.

(i) Prior to or within sixty (60) days of the beginning of each calendar year during the Term (each a “Performance Period”), the Board’s Compensation Committee (the “Committee”) and the Executive shall agree on the objective performance criteria dashboard (with respect to the Executive and POPT) that will serve as the basis for determining an annual performance cash bonus (the “Annual Performance Bonus”).  The Executive shall have the opportunity to earn a maximum Annual Performance Bonus equal to 100% of the Company Salary; provided, that, with respect to Performance Period ending on December 31, 2011, the Executive shall be guaranteed an Annual Performance Bonus of not less than $375,000.  The Annual Performance Bonus earned by the Executive for any Performance Period shall be paid within sixty (60) days after the end of the applicable Performance Period, provided the Executive is employed on the last day of such Performance Period, except as provided in Sections 7(a) and (d) below.

(c) Termination of Employment.  With respect to any equity awards granted pursuant to this Agreement to the Executive, the Executive shall become fully and immediately vested in such awards in the event of a termination of employment pursuant to Sections 7(a) or 7(d) below.  Upon a Termination for Cause or a Voluntary Termination pursuant to Sections 7(b) or 7(c), respectively, all unvested equity awards shall be immediately forfeited and cancelled and the Executive shall have no right to any benefit in lieu thereof.  Any acceleration of vesting contemplated by this Section 4(c) shall be conditioned upon the Executive executing, and not revoking, a Release (as required pursuant to Section 7(a) below).

(d) Change in Control.  With respect to any equity awards granted to the Executive pursuant to this Agreement, the Executive shall become fully and immediately vested in such awards in the event of a Change in Control.

(e) Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company, provided that the Executive accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Benefit Plans.  While the Executive is employed by the Company, the Executive shall be entitled to participate to the same extent as executive officers of the Company generally, in all plans, programs and practices of the Company relating to pension, retirement, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, or other employee benefits or combination thereof as they may be in effect from time to time; provided, that nothing herein shall require the creation of such plans or programs by the Company.

(b) Fringe Benefits.  While the Executive is employed by the Company, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to the Company’s similarly situated executive officers as they may be in effect from time to time.

(c) Auto Allowance.  The Executive shall receive a monthly automobile allowance in the amount of $1,500.

6. Vacations.  The Executive shall be entitled to accrue twenty (20) days of annual vacation at full pay, subject to the applicable vacation policies of the Company; provided, however, that the maximum amount of vacation that the Executive may accrue shall be subject to a “reasonable” cap permissible under California law.

7. Termination of Employment.

(a) Involuntary Termination.  If the Executive experiences an Involuntary Termination prior to the end of the Term or his employment terminates due to a Change in Control Event, such termination of employment shall be subject to the Company’s obligations under this Section 7(a).  If such Involuntary Termination or Change in Control Event occurs, the Company shall:

(i) pay to the Executive or the Executive’s beneficiary a cash payment equal to $375,000 (the “Severance Payment”);

(ii) continue medical and dental benefits at active employee rates for a period of twelve (12) months following the Date of Termination;

(iii) accelerate the vesting of any outstanding equity awards if so provided pursuant to the terms of such awards or as provided herein; and

(iv) pay to the Executive a Pro Rata Bonus, if any.

(v) In addition to the foregoing, in connection with an Involuntary Termination or Change in Control Event, the Executive shall be entitled to receive (A) any accrued but unpaid Company Salary and any accrued but unused vacation through the Date of Termination, (B) reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(e), and (C) all vested benefits and amounts under any plan, program or arrangement, the payment and other rights with respect to which shall be governed by the terms thereof (the benefits listed in this subparagraph collectively, the “Accrued Compensation”).

Except as may be provided by Section 22(b), if applicable, the Severance Payment and Pro Rata Bonus provided herein, shall be paid in a single lump sum on the sixtieth (60th) day following the Date of Termination provided that the Executive executes, and does not revoke, a release and waiver, in the form attached hereto as Exhibit A (the “Release”), prior to such sixtieth (60th) day.  If the Release has not become irrevocable on or before such sixtieth (60th) day, the Executive shall forfeit any right to the Severance Payment and the benefits set forth in subparagraphs (ii) and (iii) above.  If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate.

(b) Termination for Cause.  In the event of Termination for Cause, the Company shall have no further obligation to the Executive under this Agreement after the Date of Termination except for any unpaid Accrued Compensation.

(c) Voluntary Termination.  The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement.  In the event that the Executive voluntarily terminates his employment other than pursuant to a Resignation for Good Reason or Change in Control Event (“Voluntary Termination”), the Company shall only be obligated to the Executive for the amount of any unpaid Accrued Compensation, awarded, but unpaid, Annual Performance Bonuses for previously completed Performance Periods, and the Company shall have no further obligation to the Executive under this Agreement.

(d) Death or Disability.  In the event of the death or Disability of the Executive during the Term and prior to any termination of employment, the Company shall pay to the Executive or his estate (i) the Accrued Compensation, (ii) any benefits payable on death or Disability, as applicable, under applicable benefit plans, (iii) accelerated vesting of any outstanding equity awards if so provided pursuant to the terms of such awards, and (iv) a Pro Rata Bonus, if any.  Following such payment, the Company shall have no further obligation to the Executive, or his beneficiaries under this Agreement.

(e) No Other Obligation to Mitigate Damages.  The Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Company’s obligations under this Section 7.

(f) Effect of Termination.  If as of the Date of Termination, the Executive holds any position POMI and/or POPT, including any board positions, the Executive shall resign from all such positions as of the Date of Termination.

8. Section 280G Limitation.  If the value of any payment or other benefit the Executive would receive from the Company or otherwise in connection with a Change in Control or Change in Control Event (the “Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Benefit shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either:

(i)           the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax; or

(ii)           the largest portion, up to and including the total, of the Benefit,

whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or Change in Control Event, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

If, notwithstanding any reduction described in this Section 8, the Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.”  The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized.  The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the payment of benefits as described in this Section, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits which were reduced pursuant to this Section contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

9. Notice of Termination.  In the event that the Company, POPT or both, desire to terminate the employment of the Executive during the term of this Agreement, the Company or POPT shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, termination by the Company that is not a Termination for Cause, or termination due to the Executive’s Disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least thirty (30) days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Executive determines in good faith that he has experienced circumstances that give rise to his right to a Resignation for Good Reason, he shall send a written notice to the Company stating the circumstances that constitute such good reason.  In the event that the Executive desires to affect a Voluntary Termination, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least ninety (90) days after the date upon which the notice is delivered, unless the parties agree to a date sooner.  If the Executive gives written notice of Resignation for Good Reason pursuant to Paragraph 1(f) and the Company does not cure the condition giving rise to grounds for Resignation for Good Reason within thirty (30) days of that notice, the Executive’s employment shall terminate on the thirtieth (30th) date after the written notice he provided to the Company.

10. Restrictive Covenants.

(a) Confidentiality.  The Executive acknowledges that, during the course of his employment with the Company, the Executive may produce and have access to confidential and/or proprietary non-public information concerning POMI and/or POPT, including marketing materials, customers lists, records, data, trade secrets, proprietary business information, proposed transaction, possible acquisitions, pricing lists and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”).  The Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after his employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder.  Confidential Information does not include any information which (1) The Executive was aware of or was in the Executive’s possession prior to becoming an employee of the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, or (3) has been received lawfully and in good faith by the Executive from a third party including, but not limited to OP, POP Venture, LLC, Shidler Hawaii Investment Partners, LLC, Shidler West Investment Partners, LP, Shidler Investment Corporation, and each of their affiliates (including, without limitation, each of their subsidiaries).  The Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company, or his activities in connection with the business of the Company, the Executive will immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.  The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.  During his employment, the Executive agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company.

(b) Documents and Property.  All records, files, documents and other materials or copies thereof relating to the business of the Company, which the Executive shall prepare, receive, or use during his employment, shall be and remain the sole property of the Company and, other than in connection with performance by the Executive of his duties hereunder, shall not be removed from the Company premises without the Company’s prior written consent, and shall be promptly returned to the Company upon the Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents, or other materials or information they contain.

(c) Mutual Non-Disparagement.  The Company and the Executive agree that, at all times following the Date of Termination, they shall use reasonable best efforts to ensure that neither party engages in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  The parties further agree to do nothing that would damage the other’s business reputation or good will; provided, however, that nothing in this Agreement shall prohibit either party’s disclosure of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction.  The Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement, other than his own, shall be the members of the Board and the POPT Board.

(d) Non-Solicitation.  The Executive hereby agrees that in the event his employment is Terminated For Cause or the Executive affects a Voluntary Termination, except with the express prior written consent of the Company, for a period of one (1) year following the Date of Termination, either during or following the Term, for any reason, he will not directly, or indirectly, in any manner solicit or induce, or attempt to solicit or induce, any employee of POMI or POPT to terminate employment and become employed by any company listed as a publicly traded office REIT or publicly traded Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. Publication, (a “Peer Group Member”) as of the date of termination.

(e) Remedies for Breach.  The Executive has reviewed the provisions of this Agreement with legal counsel and the Executive acknowledges and expressly agrees that the covenants contained in this Section 10 are reasonable with respect to their duration, geographical area and scope.  The Executive further acknowledges that the restrictions contained in Section 10 of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and interests, that the Company would not have agreed to employ the Executive without receiving the Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to the Company to hire the Executive.  In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company may assign any of its rights or obligations hereunder to an affiliate of the Company or POPT without the consent of the Executive, and provided, further, that this Agreement shall be binding upon and inure to the benefit of any successor of the Company and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such an assumption prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as provided in Section 7(a).  For purposes of implementing the provisions of this Section 11, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Company.

13. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

14. Partial Invalidity.  The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.  If any covenant or provision of this Agreement is determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Executive hereby agrees that such scope may be judicially modified accordingly.

15. Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

16. Mandatory Arbitration.  Except as provided in Section 10(e) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except by the Company to the extent such disclosures are required pursuant to the securities laws, if applicable, or as otherwise required by law.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall be required to abide by the provisions of this Agreement and the arbitrator shall not modify or alter same.  Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position.  The Company shall be responsible for the arbitrator’s fees and costs.  Except as provided by statute, each party shall be responsible for its own attorneys’ fees.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall be required by abide by the provisions of this Agreement and the arbitrator shall not modify or alter same.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party.  Nothing in this Agreement shall be construed as precluding Executive from filing a claim for workers’ compensation or unemployment compensation benefits.

17. Third Party Beneficiaries.  It is the intent of the parties hereto that POPT and all of its subsidiaries and affiliates are expressly intended to be third party beneficiaries of the provisions of Section 10 and shall have the rights provided herein to enforce such provisions.

18. Guaranty.  In order to induce Executive to enter into this Agreement, POPT and OP hereby unconditionally and irrevocably guarantee to Executive and Executive’s heirs that it will cause the Company to perform each and all of its obligations under this Agreement in accordance with the terms hereof.

19. Indemnification; Insurance.

(a) Insurance.  The Company and POPT agree to provide, continue and maintain, at the Company’s expense, a directors’ and officers’ liability insurance policy covering the Executive (including his heirs, personal representatives, executors and administrators) both during the Term and, while potential liability exists, after the Term throughout all applicable limitations periods, that is consistent with standard industry practices for executive employees, directors and senior officers.

(b) Indemnification.  During the Term and thereafter, the Company and POPT agree to indemnify and hold the Executive (and his heirs, personal representatives, executors and administrators) harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses, including, but not limited to, judgments, court costs and the cost of reasonable settlements, and expenses (including reasonable attorneys’ fees), as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive by reason of his having been or his providing service as an officer, director or employee, as the case may be, of the Company or POPT, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company, POPT or any other entity at the request of the Company both prior to and after the Effective Date.

(c) Advance of Expenses.  In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company or POPT has agreed to provide insurance coverage or indemnification under this Section 19, the Company or POPT, as the case may be, shall, to the maximum extent permitted by law, advance all expenses (including the reasonable attorneys’ fees of the attorneys selected by the advancing party and approved by the Executive for the representation of the Executive), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the advancing party of a written undertaking from the Executive covenanting:  (i) to reimburse the advancing party for all Expenses actually paid by the advancing party to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the advancing party for such Expenses; and (ii) to assign to the advancing party all rights of the Executive to insurance proceeds, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the advancing party to or on behalf of the Executive.

(d) Procedure.  If a claim under Section 19(b) is not paid in full by the Company or POPT within sixty (60) days after a written claim has been received by the Company or POPT, as the case may be, except in the case of a claim for an advancement of expenses under Section 19(c), in which case the applicable period shall be thirty (30) days, the Executive may initiate an action pursuant to Article VII, Section 7.02 of the Pacific Office Properties Trust, Inc. Amended and Restated Bylaws, (the “Procedure”).  The Procedure is incorporated herein by this reference.

20. Cooperation.  The Executive shall cooperate with the Company or POPT, to the extent reasonably requested by the Company, in any investigation or litigation in which the Company or POPT is a party and of which the Executive has relevant information by virtue of his employment with the Company or POPT.  The Company shall reimburse the Executive for reasonable expenses related to such cooperation.

21. Successors to Code Sections.  All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

22. Code Section 409A.

(a) General.  It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(b) Payments.  Notwithstanding any provision in this Agreement to the contrary if, as of the effective date of the Executive’s termination of employment, he is a “Specified Employee,” then, to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under Section 7, shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh (7th) month following separation from service (or, if earlier, the date of death of the Executive).  Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6) month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

(c) Definitions.  “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”).  If the Executive is determined to be key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as Specified Employees for purposes of this Agreement during the twelve (12) month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether the Executive is individual is a key employee under Code Section 416(i), “compensation” shall mean the Executive’s W-2 compensation as reported by the Company for a particular calendar year.

23. No Conflicting Agreement.  The Executive hereby certifies that he is not subject to any existing non-competition or other restrictive agreements or arrangements, written or oral, that in any way prohibit or constrain his acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that he is entitled to pursue and consummate on behalf of the Company.  Without limitation of its other rights and remedies, the Company shall be entitled to terminate this Agreement, with such termination being treated as a termination for Cause, in the event that the Executive is precluded, enjoined or inhibited from fully performing his duties under this Agreement, or if a colorable threat of the above (determined in good faith by the Board) and/or legal action against POPT and/or any of its subsidiaries or affiliates is asserted by any party on the basis of a purportedly existing restrictive agreement or arrangement.

24. Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.  It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns.

25. Survival.  The provisions of Section 7(f) and Section 10 shall survive the termination of this Agreement for any reason.

26. Counterparts.  This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

27. Construction.  In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (a) “including” means “including, but not limited to;” (b) all references to sections are to sections in this Agreement unless otherwise specified; (c) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (d) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (e) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

28. Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

29. Counsel; Ambiguity.  Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement.  Any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities against the party that drafted it has no application and is expressly waived.

30. WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL, OR HAS HAD ADEQUATE OPPORTUNITY TO SEEK SUCH COUNSEL.  EACH PARTY FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, AND (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PACIFIC OFFICE MANAGEMENT, INC.

By:	/s/ Kimberly F. Aquino
Kimberly F. Aquino
Secretary

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ Jay H. Shidler
Jay H. Shidler
Chairman of the Board

PACIFIC OFFICE PROPERTIES, L.P.
By: PACIFIC OFFICE PROPERTIES TRUST, INC., its general partner
By: /s/ Jay H. Shidler
Jay H. Shidler
Chairman of the Board

EXECUTIVE

/s/ James R. Ingebritsen
James R. Ingebritsen

Exhibit A

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this ___ day of [______________, 20   ], by and between [_____________________] (“_____”) and its successors (collectively referred to herein as the “Company”), and James R. Ingebritsen (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment.  The Executive and the Company agree that the Executive's employment with the Company terminated effective _______________.

2. Severance Benefits.  In consideration for the promises made in this Release, the Company agrees to pay the Executive the sum of $_________ [to include all cash payments due under Section 7(a) of the Employment Agreement, if applicable], payable on the sixtieth (60th) day following the Date of Termination, after the execution by the Executive (without subsequent revocation) of this Release.  If the Executive elects to continue the Executive’s and/or the Executive’s family’s health insurance under the Company group health program pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company agrees to continue to pay the Company portion (as if Executive were still employed) of the Executive’s health insurance premium plus the COBRA administrative premium for twelve (12) months.  The Executive acknowledges that the severance payment and health insurance benefits are being provided by the Company as consideration for the Executive entering into this Agreement, including the release of claims and waiver of rights provided for in herein.  The Executive acknowledges that the severance payment and health insurance benefits shall be subject to all applicable withholding and reporting requirements.

3. General Release.  The Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release.  Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended; the Hawaii Employment Practices Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Executive’s rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of this Release.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4. Covenant Not to Sue.  The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5. Severability.  If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

6. Non-Disclosure.  The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

7. Representation.  Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a) this Agreement is written in a manner understood by Executive;

(b) this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c) Executive has not waived any rights arising after the date of this Agreement;

(d) Executive has received valuable consideration in exchange for the release in addition to amounts Executive is already entitled to receive; and

(e) Executive has been advised to consult with an attorney prior to executing this Agreement.

8. Consideration and Revocation.  Executive is receiving this Agreement on _____________ __, 20____, and Executive shall be given twenty-one (21) days from receipt of this Agreement to consider whether to sign the Release.  Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period.  Moreover, Executive shall have seven (7) days following execution to revoke this Agreement in writing to the Secretary of the Company and the Release shall not take effect until those seven (7) days have ended.

9. Amendment.  This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

10. Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

11. Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither party may assign its respective interests hereunder without the express written consent of the other party.

12. Applicable Law.  This Release shall be governed by, and construed in accordance with, the state laws as provided in the Employment Agreement.

13. Execution of Release.  This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Agreement less than twenty-one (21) days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Agreement and General Release on the date set forth above.

[_______________________]

Date	By:
Name
Title

EXECUTIVE

Date	By:
James R. Ingebritsen